UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No.3)

  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PENGROWTH ENERGY CORPORATION
(Exact name of registrant as specified in its charter)
Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100, 222 – 3rd Avenue S.W. Calgary, Alberta, Canada	T2P 0B4
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☐

Securities Act registration file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No.3 hereby amends the registration statement on Form 8-A (the “Registration Statement”) filed by Pengrowth Energy Trust (the “Trust”), with the U.S. Securities and Exchange Commission (the “SEC”) on July 26, 2006 and subsequently amended on June 15, 2007 and July 14, 2009 relating to trust units without nominal or no par value, of the Trust (the “Trust Units”).

On January 1, 2011, the Trust completed a court-approved statutory plan of arrangement (the “Arrangement”) pursuant to which, through a series of steps, unitholders of the Trust exchanged their Trust Units for common shares (the “Common Shares”) of Pengrowth Energy Corporation (the “Corporation” or the “Registrant”), which immediately prior to the consummation of the Arrangement was a wholly-owned subsidiary of the Trust. The eight elected members of the board of directors of Pengrowth Corporation, formerly the administrator of the Trust, comprise the board of directors of the Corporation. The Corporation has the same assets, liabilities, management and employees that the Trust had prior to completion of the Arrangement. The Arrangement was effected pursuant to Section 193 of the Business Corporations Act (Alberta). Pursuant to the Arrangement, among other things, each issued and outstanding Trust Unit was exchanged for one newly issued Common Share. All securities issued in connection with the Arrangement were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof.

As a result of the Arrangement, the Corporation became the successor issuer to the Trust under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will succeed to the Trust’s reporting obligations thereunder. Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the Common Shares are deemed to be registered under paragraph (b) of Section 12 of the Exchange Act. Set forth in Item 1 below is a description of the Common Shares.

The Corporation therefore amends Items 1 and 2 of the Registration Statement.

Item 1.  Description of Registrant's Securities to be Registered

The following is a summary of the rights, privileges, restrictions and conditions attaching to the Common Shares.  For a complete copy of the rights, privileges, restrictions and conditions attaching to the Common Shares, see Schedule A to the Articles of Amalgamation, which are attached as Exhibit 3.1 hereto.

The unlimited number of Common Shares have attached thereto the following rights, privileges, restrictions and conditions:

(a) Holders of Common Shares are entitled to notice of, to attend and to one vote per share held at any meeting of the shareholders of the Corporation (other than meetings of a class or series of shares of the Corporation other than the Common Shares as such);

(b) Holders of Common Shares will be entitled to receive dividends as and when declared by the Board of Directors of the Corporation on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of dividends; and

(c) Holders of Common Shares will be entitled in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of shares of the Corporation ranking equally with the Common Shares in respect of return of capital on dissolution, in such assets of the Corporation as are available for distribution.

Item 2. Exhibits

Exhibit Number	Description
3.1	Articles of Amalgamation
3.2	By-Laws of the Corporation
4.1	Form of Common Share Certificate

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PENGROWTH ENERGY CORPORATION

January 3, 2011	By:	/s/ Derek W. Evans
Name: Derek W. Evans
Title: President & CEO

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INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Articles of Amalgamation
3.2	By-Laws of the Corporation
4.1	Form of Common Share Certificate

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